Contacts:	Arizona:	Texas:	New York:

	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop	Broadgate Consultants
	(480) 609-3330	(972) 612-8085	(212) 232-2222

Meritage Announces 4th Quarter and Full-Year Records for Closings & Orders; Year-End Record for Backlog

•	SALES ORDERS UP 41% FROM 2002 TO $1.6 BILLION IN 2003

•	HOMEBUILDING REVENUE UP 31% FROM 2002 TO $1.5 BILLION IN 2003

•	HOMES ORDERED UP 37% FROM 2002 TO 6,152 IN 2003

•	HOMES CLOSED UP 23% FROM 2002 TO 5,642 IN 2003

•	YEAR-END 2003 BACKLOG UP 32% FROM YEAR-END 2002 TO $711 MILLION

     Scottsdale, Arizona and Dallas (January 8, 2004) — Meritage Corporation (NYSE: MTH) today announced all-time quarterly and full-year records for homebuilding revenue and home closings along with fourth quarter records for new home orders and backlog.

Summary Operating Results

	For the Three Months Ended December 31,						As of and for the Year Ended December 31,
	(unaudited)						(unaudited)

	$ Millions			Homes			$ Millions			Homes

			%			%			%			%
	2003	2002	Chg	2003	2002	Chg	2003	2002	Chg	2003	2002	Chg

Homes ordered	$343	$267	28	1,147	1,071	7	$1,635	$1,162	41	6,152	4,504	37
Homes closed	$472	$368	28	1,784	1,483	20	$1,462	$1,112	31	5,642	4,574	23
Order backlog							$711	$538	32	2,580	2,070	25

     “The year 2003 marked Meritage’s 16th consecutive year of record revenue and number of homes closed,” said Steve Hilton, Co-Chairman and Co-CEO. “The Company’s revenue of $1.46 billion from 5,642 home closings is consistent with our most recent guidance and represents a five-year CAGR of 42% and 34% respectively.”

Sales, Closings, Backlog / 2

     Meritage reported that for the full year 2003, homebuilding revenue was up 31% and the number of closings increased 23% over 2002. For the full year 2003, the Company reported 6,152 orders for new homes, with a dollar value of $1.63 billion, up 37% and 41%, respectively, over 2002. Backlog, or the number of homes sold, but not yet closed, rose 32% over year-end 2002, to $711 million at December 31, 2003.

     “Homebuilding revenue in California was up 36% for the year, and the dollar value of orders increased 14%, driven in part by new community openings in 2003. For the full year 2003, homebuilding revenue was up 49% in Texas, including organic growth of 21% and the full year impact of Hammonds Homes. The dollar value of new orders increased 44% for the full year in Texas,” said John Landon, Co- Chairman and Co-CEO. “Homebuilding revenue in Nevada exceeded our expectations at $134 million in 2003, reflecting the full year impact of our Perma-Bilt Homes acquisition. In Arizona, homebuilding revenue was down 7%, while the dollar value of orders was up 33%, caused by the introduction of new communities during the year.”

     “During the fourth quarter of 2003 Texas benefited from a significant improvement in Austin orders as that market continued to recover from a weaker 2002,” said Mr. Hilton. “We believe the demand for homes in Houston remains strong, though our fourth quarter orders were temporarily impacted by timing issues with lot completions in some of our most successful communities. This, along with softness in some areas of the Dallas market, offset the gains in Austin, resulting in an overall 12% reduction in the dollar value of new orders over the prior year’s fourth quarter in Texas. We believe that overall the Texas housing market remains good. With our already established Texas divisions and the addition of San Antonio, we anticipate sales and closings growth there in 2004.”

     “Demand for homes in our California and Arizona markets was robust during the 2003 fourth quarter, with the dollar value of new home orders up 109% and 58%, respectively, over the year ago quarter. Although the dollar value of orders in Nevada decreased 17% from last year’s fourth quarter, we anticipate order activity will rebound in the second and third quarters of 2004 as six new communities open for sales,” continued Mr. Hilton.

     “We are pleased with our 2003 order activity and resulting record year-end backlog. Our 2003 performance reaffirms our choice of markets and our strategy to grow through organic expansion and selective acquisitions,” added Landon. “Given a steady economy and moderate mortgage rates along with activity from our recent acquisition of Citation Homes of Southern California, we anticipate the number of our 2004 home closings should range between 6,600 to 6,900, generating revenue between $1.7 and $1.8 million, which would position Meritage for a 17th consecutive record year,” concluded Mr. Landon.

     Meritage plans to release its 2003 full year earnings on Wednesday, January 28, 2004, after market closing. In conjunction with the earnings release, the Company will hold a conference call on Thursday, January 29, 2004 at 11:00 a.m. EST. To participate in the call, please dial in at least five minutes before the start time. The domestic dial-in number for the call is 1-800-946-0783 and the international dial-in number is 1-719-457-2658. The Company will be webcasting a presentation along with the conference call. The webcast

Sales, Closings, Backlog / 3

and presentation can be accessed through the Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.

About Meritage Corporation

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 28,000 homes in its 18 year history. The Company was ranked 11th in Fortune magazine’s September 2003 “Fastest Growing Companies in America” list, its third appearance on this list. In addition, Meritage was named as the 14th largest builder in the U.S. for 2002 by Builder magazine in their May 2003 issue. The Company has been included in THE BLOOMBERG 100 “HOT STOCKS”, compiled by Bloomberg Personal Finance Magazine and has been ranked 4th by Forbes magazine in its “200 Best Small Companies in America”. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names; in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes; in the East San Francisco Bay and Sacramento, California markets as Meritage Homes; in the Inland Empire, California market as Citation Homes of Southern California; and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com. NYSE, Symbol: MTH.

Meritage Corporation and Subsidiaries
Operating Data — Unaudited
($ in thousands)

	For The				As Of And For The
	Three Months Ended December 31				Year Ended December 31

	2003		2002		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$

Homes Ordered:
Texas	458	100,799	559	115,107	2,862	599,718	2,134	417,158
Arizona	348	106,078	225	67,084	1,881	509,904	1,425	383,445
California	239	109,688	136	52,378	807	375,105	794	329,252
Nevada *	102	26,543	151	32,044	602	150,121	151	32,044

Total	1,147	343,108	1,071	266,613	6,152	1,634,848	4,504	1,161,899

Homes Closed:
Texas	840	171,947	659	128,693	2,828	577,198	2,090	387,264
Arizona	649	181,617	543	148,602	1,515	415,700	1,735	445,275
California	195	92,963	126	56,198	735	334,677	594	245,640
Nevada *	100	25,418	155	34,260	564	134,265	155	34,260

Total	1,784	471,945	1,483	367,753	5,642	1,461,840	4,574	1,112,439

Order Backlog:
Texas					1,119	241,419	1,085	218,899
Arizona					832	238,359	466	144,155
California					405	177,355	333	136,927
Nevada *					224	53,638	186	37,783

Total					2,580	710,771	2,070	537,764

*	Amounts are for Perma-Bilt Homes, acquired in October 2002

Sales, Closings, Backlog / 4

***

Citation Homes of Southern California is not affiliated with Citation Homes of Northern or Central California

***

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our perceptions of the strength of new home markets in Texas and our anticipation of sales and closings growth there in 2004, our anticipation of order activity rebounding in Nevada during the second and third quarters of 2004, the number of new communities we plan to open in Nevada in 2004, and our anticipated home closings and revenue in 2004. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters — Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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